                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ECOLAB INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Merrill Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

   [LOGO]
                                                                     ECOLAB INC.
--------------------------------------------------------------------------------
Ecolab Center
370 N. Wabasha Street
St. Paul, Minnesota 55102
612/293-2233

                                                              September 19, 1997

DEAR FELLOW STOCKHOLDER:


Your Board of Directors has called a Special Meeting of Stockholders, to be held at 9:00 a.m. on Wednesday, October 22, 1997, at Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota 55102. The sole purpose of the meeting is to approve an increase in Ecolab's authorized Common Stock as more fully described in the Notice of the Special Meeting and the Proxy Statement that follow. We urge you to read both carefully.


If you will not be able to attend the meeting, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card using the enclosed self-addressed envelope.

Sincerely,

[SIGNATURE]                               [SIGNATURE]
Allan L. Schuman                          Michael E. Shannon
President and Chief Executive Officer     Chairman of the Board

        YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN  THE
                    ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 22, 1997

TO THE STOCKHOLDERS OF ECOLAB INC.:

A Special Meeting of Stockholders of Ecolab Inc. will be held on Wednesday, October 22, 1997, at 9:00 a.m. at Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota 55102, to consider and take action upon a proposal to amend and restate the Company's Restated Certificate of Incorporation to increase the authorized Common Stock of the Company from the current 100,000,000 shares to 200,000,000 shares as more fully explained in the Proxy Statement.

The Board of Directors has fixed the close of business on September 2, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                          By Order of the Board of Directors

                                          KENNETH A. IVERSON,
                                          Vice President and Secretary

September 19, 1997

                                  ECOLAB INC.
        Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota 55102

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 22, 1997


This Proxy Statement, which is first being mailed to stockholders on or about September 19, 1997, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ecolab Inc., a Delaware corporation (hereinafter called the "Company"), from holders of Common Stock of the Company, to be voted at a Special Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, October 22, 1997, and at any adjournment thereof.



Holders of Common Stock of record at the close of business on September 2, 1997, will be entitled to vote at the meeting and any adjournment thereof. At that time, the Company had outstanding and entitled to vote 64,722,914 shares of Common Stock. Each of such shares is entitled to one vote on each matter presented at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, is required for a quorum for the transaction of business. Shares represented by a proxy with instructions to abstain and any shares represented by a limited proxy (i.e., a broker non-vote) will be counted in determining whether a quorum is present.


If the stockholder is a participant in the Company's Dividend Reinvestment Plan or a non-objecting beneficial owner participant in the Company's Employee Stock Purchase Plan, the proxy represents the number of shares held on account of the participant in those plans as well as shares held of record by the participant. With respect to participants and beneficiaries of the Company's defined contribution 401(k) Savings Plan, the proxy also serves as the voting instruction card to the plan trustee and represents the stockholder's proportional interest in shares of Common Stock beneficially held by the trustee.

Proxies in proper form received by the time of the meeting will be voted as specified. A stockholder giving a proxy may revoke it at any time before it is exercised by submitting a written revocation, a subsequently dated proxy, or by attending the meeting and voting in person.

The Company will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies for a fee of $8,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission ("SEC") or have advised the Company that they are a "beneficial owner," as defined by the SEC rules and regulations, of more than five percent of the Company's outstanding Common Stock.


                                           AMOUNT AND
                                           NATURE OF
                  NAME AND ADDRESS         BENEFICIAL    PERCENT OF
   CLASS        OF BENEFICIAL OWNER        OWNERSHIP      CLASS(1)


Common                      Henkel KGaA    8,137,056(2)        12.6%
                       Henkelstrasse 67
                          Postfach 1100
                     40191 Dsseldorf 13
                                Germany
Common             HC Investments, Inc.    7,333,332(3)        11.3%
               1105 North Market Street
                             Suite 1300
                   Wilmington, DE 19899



(1) The percent of class is based on the number of voting shares outstanding as of September 2, 1997.

(2) Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that the majority of the voting stock of Henkel KGaA is controlled by members of the Henkel family. Voting shares of the Company beneficially owned by Henkel KGaA are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found at page 4 hereof under the heading "Stockholder Agreement."

(3) HC Investments, Inc., a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Voting shares of the Company beneficially owned by HC Investments, Inc. are bound by the terms of the agreement between the Company and Henkel KGaA, as described at page 4 hereof.

                        SECURITY OWNERSHIP OF MANAGEMENT


In general, "beneficial ownership" includes those shares of Common Stock which a director or officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days. On September 2, 1997, the executive officers and directors of the Company owned, in the aggregate, 1,708,109 shares of Common Stock which is approximately 2.6 percent of shares outstanding. The detail of beneficial ownership is set forth in the following table. No individual executive officer or director beneficially owned in excess of one percent of the outstanding stock.


Non-employee directors also have interests in stock units under the Company's 1997 Non-Employee Director Deferred Compensation Plan which was approved by the Stockholders in May, 1997. The stock units are Common Stock equivalents and will be paid in the form of Common Stock when a director leaves the Board. Although the stock units may not be voted or transferred, they are shown in the table below because they represent part of the total economic interest of the directors in Company stock.


                                      AMOUNT AND NATURE OF
     NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP     STOCK UNITS     TOTAL



Allan L. Schuman                               468,932(1)(2)              0    468,932
Michael E. Shannon                          346,158(1)(2)(3)              0    346,158
John P. Spooner                                 51,507(1)(2)              0     51,507
Gerald K. Carlson                              183,127(1)(2)              0    183,127
James L. McCarty                                52,683(1)(2)              0     52,683
Leslie S. Biller*                                      5,000             22      5,022
Ruth S. Block*                                     14,131(2)          3,851     17,982
James J. Howard*                                   12,556(2)          1,777     14,333
Joel W. Johnson*                                    2,579(2)            475      3,054
Jerry W. Levin*                                    10,416(2)            977     11,393
Reuben F. Richards*                                14,956(2)          4,527     19,483
Richard L. Schall*                                 16,956(2)          7,377     24,333
Roland Schulz*                                      9,706(2)            877     10,583
Philip L. Smith*                                   13,156(2)             33     13,189
Hugo Uyterhoeven*                                   9,564(2)          1,977     11,541
Albrecht Woeste*                                   12,166(2)          1,727     13,893
Current Directors and Executive                 1,708,109(4)
Officers as a Group (23 persons)




(*)   Non-employee director of the Company.


(1) Includes the following shares held by officers in the Ecolab Savings Plan as of the last Plan report: Mr. Schuman, 5,568; Mr. Shannon, 17,521; Mr. Spooner, 629; Mr. Carlson, 5,080; and Mr. McCarty, 19,860.



(2) Includes the following shares which could be purchased under Company-granted stock options within 60 days from September 2, 1997: Mr. Schuman, 316,350; Mr. Shannon, 206,490; Mr. Spooner, 40,000; Mr. Carlson, 132,124; Mr. McCarty, 22,174; Ms. Block, 9,600; Mr. Howard, 7,200; Mr.
    Johnson 2,000; Mr. Levin, 5,600; Mr. Richards, 5,600; Mr. Schall, 9,600; Mr. Schulz, 4,800; Mr. Smith, 8,800; Mr. Uyterhoeven, 6,400; Mr. Woeste, 6,400.



(3)  Includes 29,434 shares held by Mr. Shannon's wife.



(4) Includes 53,667 shares held by or on behalf of family members of directors and executive officers, 76,339 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports, 1,092,728 shares to which these persons have the right to acquire beneficial ownership within sixty days of September 2, 1997, by the exercise of Company-granted stock options and 87,780 shares held by executive officers under Company-granted restricted stock awards which are subject to events of forfeiture.

                             STOCKHOLDER AGREEMENT


As of September 2, 1997, Henkel KGaA ("Henkel") and its affiliates owned approximately 15.47 million shares of the Company's Common Stock as set forth in the table of Security Ownership of Certain Beneficial Owners located on page 2 hereof.


Henkel's equity ownership in the Company is subject to an agreement ("Stockholder's Agreement") containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. Generally, the Stockholder's Agreement terminates on June 26, 2009 (subject to a two year extension as described below). During the year second preceding such date, Henkel and the Company will commence negotiations for an extension of the term. If an agreement to extend such term is not reached, Henkel would have the right, and in certain circumstances the obligation, to purchase the Company's interest in the Henkel-Ecolab Joint Venture operated by the Company and Henkel in Europe. The Joint Venture conducts industrial and institutional cleaning and sanitizing business in Europe. The purchase price shall be paid by Henkel in the Company's Common Stock owned by it, with any excess price payable in cash. If the value of Henkel's Common Stock ownership exceeds the purchase price, then the Company may acquire such remaining Common Stock at market value. After any such purchase, the Stockholder's Agreement would remain in effect for an additional two years. In addition, the Stockholder's Agreement provides that if the Joint Venture is terminated or Henkel owns less than one percent of the Company's Common Stock, the Stockholder's Agreement will terminate two years after the later of such events.

Pursuant to the Stockholder's Agreement, Henkel is precluded from acquiring more than 26% of the Company's outstanding Common Stock prior to July 11, 2000 and 30% thereafter through the period of the Stockholder's Agreement, or from acting, alone or in concert with others, to control or influence the Company. Henkel may sell its shares of the Company's Common Stock under certain conditions specified in the Stockholder's Agreement subject to the Company's right of first refusal. In addition, Henkel has agreed to vote its shares, in the case of election of directors of the Company or certain stockholder proposals, in accordance with the recommendation or directions of the Board. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of the Board or pro rata in the same manner and proportion that votes of the stockholders of the Company (other than Henkel and officers or directors of the Company) have been cast. Any vote with respect to "strategic transactions" (among other things, an increase in the authorized shares or an amendment to the Certificate of Incorporation, as well as a disposition, recapitalization or dissolution of the Company or other transactions which could have a material effect upon Henkel's investment in the Common Stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Company's Board of Directors proportionate to the percentage of its holding of voting securities in the Company (rounded to the nearest whole number). Currently, Henkel has designated for election three of the Company's 13 directors. Those directors are: Roland Schulz, Albrecht Woeste and Hugo Uyterhoeven.

                PROPOSAL TO INCREASE THE AUTHORIZED COMMON STOCK


The Board of Directors of the Company has approved and recommends to the stockholders a proposal to amend Article III of the Company's Restated Certificate of Incorporation (the "Certificate") to increase the total number of shares of all classes of capital stock which the Corporation shall have authority to issue from 115,000,000 to 215,000,000 shares by increasing the number of authorized shares of Common Stock, par value $1.00 per share, from 100,000,000 shares to 200,000,000 shares and that the Certificate, as so amended, be restated in its entirety. The amendment to the Certificate is shown on the Appendix to this Proxy Statement. At September 2, 1997, 64,722,914 shares of Common Stock were issued and outstanding. In addition, as of that date, 7,214,856 shares of Common Stock were reserved for issuance pursuant to the Company's employee benefit plans. As a result, only 28,062,230 shares of Common Stock (including shares held in Treasury) remain available for future financing and other corporate purposes.


The Board of Directors believes that the proposed increase in the authorized Common Stock is in the best interests of the Company and its stockholders.

REASON FOR THE PROPOSAL

The Board's primary purpose in submitting the proposed amendment to the stockholders at this time is to provide the Company with the flexibility to adjust the number of shares of Common Stock outstanding in order to promote a broad market for such stock. Management's continuing efforts to improve the financial condition and results of operations of the Company have been successful and have been reflected in an increased price of the Common Stock. As a result, the Board of Directors is currently considering effecting a split of the Company's Common Stock which would result in a market price believed to be more attractive to a broader spectrum of investors, particularly individual investors. The Board's decision in this regard is necessarily contingent upon numerous factors including, but not limited to, the number of shares of Common Stock of the Company authorized for issuance, fluctuations in the stock market, the prevailing condition of the overall economy and the market price of the Common Stock. It is, therefore, possible that a decision to split the stock may not be taken. However, should the Board of Directors conclude to split the Common Stock, stockholder approval of an amendment to increase the number of authorized shares of Common Stock would be necessary to enable the Company to effectuate such a split. By obtaining shareholder approval now, the Board will avoid the delay which would be required for obtaining such approval. Conversely, delaying the proposal to increase the authorized Common Stock until the next regularly-scheduled Annual Meeting in May, 1998 would necessarily eliminate the Board's ability to effect a stock split prior to that date. A stock split would not require further stockholder approval.

In addition to providing flexibility to effect a stock split, the availability of additional shares would provide the Company with the flexibility to issue Common Stock for a variety of other proper corporate purposes without further action by the Company's stockholders, except as may be required by law, regulation or stock exchange rule. As a result, the Company would be in a better position to take prompt advantage of opportunities for which the issuance of Company stock might be appropriate including, without limitation, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition or merger into the Company of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or other corporate distributions, or other bona fide corporate purposes. If the amendment were postponed until specific needs arose for an amount of shares in excess of the amount of Common Stock authorized for issuance, the Company's ability to respond promptly and effectively might be adversely impacted by the additional expenses and delay resulting from the stockholder approval process.

Other than the shares which may be required to effectuate the contemplated stock split, the Company has no present arrangements, agreements, understandings or plans for the issuance or use of the additional shares proposed to be authorized by the amendment.

EFFECTS OF THE PROPOSAL

The Board of Directors is authorized to issue the Common Stock for such consideration as the Board may fix and for any corporate purposes. Such issuance can be undertaken without the further action of stockholders except as may be required by law, regulation or stock exchange rule.

If the proposal is approved, the holders of additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of Common Stock currently authorized and outstanding. The Company's stockholders do not have preemptive rights with respect to future issuances of additional shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized Common Stock (other than a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each Company stockholder who does not purchase additional shares to maintain his or her pro rata interest.

ANTI-TAKEOVER EFFECTS AND OTHER PROVISIONS


The rules of the Securities and Exchange Commission require that the Company discuss the following additional matters.


Although an increase in the authorized shares could, under certain circumstances, also be construed as having an anti-takeover effect (e.g., the additional shares could be used to dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the current proposal to amend the Certificate is not in response to any such effort. Nor is the proposal part of a plan to recommend a series of similar amendments. Further, the Board does not currently contemplate recommending the adoption of other amendments to the Certificate which could be construed to affect the ability of third parties to take over or change control of the Company.

The Company's Stockholder Rights Agreement (the "Rights Agreement") is designed to promote continuity and stability, deter coercive or partial takeover offers which will not provide fair value to all stockholders and to generally enhance the Board's ability to represent all stockholders and thereby maximize stockholder value. The Rights Agreement provides, among other things, that upon the occurrence of certain triggering events, each Right will become exercisable for an amount of Company Common Stock having a fair market value at such time equal to twice the exercise price of the Right. No such triggering event has occurred and the Board of Directors is not currently aware of any events which would suggest a triggering event is likely to occur. However, were such an event to occur, and if holders of Rights elected to exercise the Rights to purchase Common Stock, then shares of Common Stock issued upon such exercise might include shares authorized under the proposed amendment. However, the capital increase is not being proposed for purposes of the Rights Agreement and the Board believes that the Rights Agreement operates effectively without such increase.


A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K, filed February 27, 1996. The summary description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

The Company's Certificate classifies the Board of Directors into three classes of directors serving staggered three-year terms and provides that the Board has the exclusive right to determine the number of directors. A director of the Company can be removed only for cause upon the vote of a majority of the shares entitled to vote. The Company's By-Laws provide that 80 percent or more of the required voting power of stockholders is necessary to call a special meeting of stockholders.

The Company's Certificate also provides that the Board has the right (which to the extent exercised is exclusive) to determine matters involving Board governance and the Board's power to manage and direct the business of the Company, and no by-law shall be adopted to impede such right of the Board.

The Company's Certificate contains provisions which require that a Business Combination between the Company and an Interested Stockholder (generally any holder of more than 10 percent of the voting power) would require approval of the affirmative vote of 80 percent of the voting power of the voting stock unless either (a) a majority of the directors who are not affiliated with the Interested Stockholder and who were directors before the Interested Stockholder acquired its 10 percent interest has approved such Business Combination or (b) certain form of consideration, minimum price and procedural conditions have been met. If the 80 percent vote required by the Certificate is obtained in connection with a particular Business Combination, satisfaction of the conditions specified in (a) and (b) would not be required.

EFFECTIVE DATE AND BOARD RECOMMENDATION

If approved, the amendment would become effective upon the filing with the Secretary of State of Delaware of a Restated Certificate of Incorporation, which filing is expected to take place shortly after the stockholders approve the amendment. The only changes to the current Certificate are those made by the proposed amendment. Stockholder approval of the amendment will also constitute approval of the filing of a Restated Certificate of Incorporation incorporating the amendment to the Certificate as shown on the Appendix.

BOARD OF DIRECTORS RECOMMENDATION


The Board of Directors recommends that the stockholders vote FOR approval of the capital increase amendment. The affirmative vote of a majority of the Company's outstanding Common Stock entitled to vote at the meeting is required to adopt the amendment; therefore, abstentions and broker non-votes will effectively count as votes against the proposal. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the capital increase amendment.

                                 OTHER MATTERS

FUTURE STOCKHOLDER PROPOSALS -- ANNUAL MEETING

Any stockholder proposal to be considered by the Company for inclusion in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders in respect of the year ending December 31, 1997, scheduled to be held on May 8, 1998, must be received by the Secretary of the Company at the Company's principal executive offices located at the address found at the top of page 1, no later than November 29, 1997.

Stockholder proposals not included in a proxy statement for an annual meeting must comply with advance notice procedures set forth in the By-Laws of the Company (which procedures include both timing and informational content requirements) in order to be properly brought before that Annual Meeting of Stockholders. In addition, notice of proposed stockholder nominations for the election of directors at an annual meeting must be given in accordance with similar notice procedures set forth in the By-Laws of the Company. In general the advance notice procedures require that written notice of a stockholder proposal or a director nomination be delivered to the Secretary of the Company not less than 90 days nor more than 135 days prior to the anniversary date of the preceding Annual Meeting of Stockholders which was held on May 9, 1997.

If the presiding officer of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions such business shall not be transacted or such defective nomination shall not be accepted. A copy of the By-Law provisions governing these procedures may be obtained by writing to the Secretary of the Corporation at the Company's principal executive offices at the address found at the top of page 1.

OTHER BUSINESS AT THE OCTOBER 22, 1997 SPECIAL MEETING


Under Delaware law and the Company's By-Laws, no business shall be transacted at a special meeting except that business stated in the Notice of the Meeting. However, should any other matters properly come before the meeting, which call for a vote of the stockholders, the persons named in the accompanied proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.


As of the date of this Proxy Statement, the Board of Directors and management do not intend to present, and have no knowledge that any other persons will present any matters at the meeting in addition to those described herein.

                                          By Order of the Board of Directors

                                          KENNETH A. IVERSON,
                                          Vice President and Secretary
September 19, 1997

                                    APPENDIX

Set forth below is the first paragraph of Article III of the Corporation's Restated Certificate of Incorporation as proposed to be amended. The remainder of Article III is unchanged.

                                  ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred fifteen million (215,000,000) consisting of two hundred million (200,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share and fifteen million (15,000,000) shares of Preferred Stock without par value. The number of authorized shares of any class of capital stock may be increased or decreased by the affirmative vote of the holders of a majority of capital stock of the Corporation entitled to vote.

[RECYCLE LOGO]        RECYCLED PAPER WITH A MINIMUM
                      OF 10% POST CONSUMER WASTE.

                              P R O X Y
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              ECOLAB INC.

                  SPECIAL MEETING OF STOCKHOLDERS
                         OCTOBER 22, 1997

The undersigned hereby appoints Allan L. Schuman and Kenneth A. Iverson, or either of them, with full power of substitution to each as proxies to represent the undersigned at a Special Meeting of Stockholders of Ecolab Inc., to be held at Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota on Wednesday, October 22, 1997 at 9:00 a.m. and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposal as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                         SEE REVERSE SIDE

/X/ PLEASE MARK YOUR VOTES AS IN
    THIS EXAMPLE.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

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DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 1.

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                                        FOR   AGAINST   ABSTAIN
1. Approval of amendment                / /     / /       / /
   to the Restated Certificate
   of Incorporation to increase
   the authorized Common Stock.

Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such.


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SIGNATURE(S)                                                 DATE






















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